Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES

PRICING OF COMMON STOCK OFFERING

Virginia Beach, VA – August 21, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today the pricing of its public offering of 2,750,000 common shares at a price to the public of $4.30 per share, for gross proceeds of approximately $11,825,000. The offering is expected to close on August 26, 2013, subject to customary closing conditions.

Maxim Group LLC and Newbridge Securities Corporation are acting as joint book-running managers of the offering. National Securities Corporation is acting as lead manager of the offering. Capitol Securities Management, Inc. and CV Brokerage, Inc. are co-managers for the offering.

A copy of the prospectus relating to the offering may be obtained via the SEC’s website at www.sec.gov. Copies of the final prospectus, when available, may also be obtained by mail to Maxim Group LLC, Prospectus Department, 405 Lexington Avenue, New York, NY, 10022, or toll-free by telephone at 1(800)724-0761 or from Newbridge Securities Corporation, 1451 West Cypress Creek Road, Suite 204, Fort Lauderdale, FL 33309 or toll-free by telephone at 1(877) 447-9625.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to these securities has not yet been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Wheeler Real Estate Investment Trust Inc. August 21, 2013	Page 2

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com